Exhibit 10.11
PANERA BREAD COMPANY
STATEMENT OF COMPANY POLICY
Securities Trades By Company Personnel
November 9, 2000, as amended and restated September 1, 2005
     PANERA BREAD COMPANY (“Panera Bread” or the “Company”) hereby adopts this Policy Statement, which shall apply to all personnel of the Company and its subsidiaries.
The Need For A Policy Statement
     This Policy Statement has been developed to:
•	Educate all employees and directors of Panera Bread;

•	Set forth guidelines for courses of action;

•	Protect the Company and all of its personnel against legal liability; and

•	Preserve the reputation of Panera Bread and its personnel for integrity and ethical conduct.
     As a result of being a publicly owned corporation, transactions in the Company’s securities are subject to the securities laws of the United States, including, the Securities Act of 1933, the Securities Exchange Act of 1934, the Insider Trading and Securities Fraud Enforcement Act, the Sarbanes-Oxley Act of 2002 and the regulations adopted by the United States Securities and Exchange Commission (the “SEC”). These laws and regulations make it illegal for an individual to buy or sell securities of Panera Bread while in the possession of material, non-public information, otherwise known as “inside information.” The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade on “inside information,” but also to individuals who communicate the inside information to them (their “tippers”). Panera Bread and “controlling persons” of the Company may also be liable for violations by Company personnel.
In addition to responding to the statutes and regulations, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called insiders). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged. Accordingly, it is critical that each member of the Board of Directors and each employee and other persons with access to inside information (“insiders”) review, understand and agree to comply with the terms of this Policy Statement.
The Consequences
     The consequences of insider trading violations can be severe. Individuals who trade on inside information (or tip information to others) will be subject to:
•	A civil penalty of up to three times the profit gained or loss avoided;

•	A criminal fine (no matter how small the profit) of up to $5 million;

•	A jail term of up to twenty years; and

•	A cease and desist order to stop the violation and penalties for violations of such orders or the federal securities laws.
     These penalties can apply even if the individual is not a member of the Board of Directors or the Senior Management, as defined below, of Panera Bread.
     A company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading will be subject to penalties:
•	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

•	A criminal penalty of up to $25 million.
     Moreover, if an employee violates our insider trading policy or our procedures, Company-imposed sanctions, including dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Our Policy
     If any member of the Board of Directors of the Company or any member of the Senior Management of the Company and its subsidiaries, as defined below, or any other employee of Panera Bread or its subsidiaries is in possession or aware of material non-public information relating to the Company or its subsidiaries, it is Panera Bread’s policy that neither that person nor any related person may trade in Company securities or engage in any other action to take advantage of, or pass on to others, that information.
     This policy also applies with equal force to information relating to all other publicly owned companies, including our customers or suppliers who are publicly owned, and their securities, obtained by a member of the Board of Directors, a member of Senior Management or another employee during the course of his or her service to or employment by Panera Bread. Thus, the term “Company securities” as used in this policy can also mean securities of those other companies.
     The following members of management of Panera Bread and its subsidiaries constitute the “Senior Management” of the Company:
     Senior Management of Panera Bread and its Subsidiaries

Chief Executive Officer
Executive, Senior and other Vice Presidents
Director Level Employees
     Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

     Material Information. Material information generally is defined as any information for which there is a substantial likelihood that a reasonable investor would consider the information important in a decision to buy, hold or sell securities. In short, material information is any information that could reasonably affect the price of the securities.
     Examples of Material Information. Common examples of information that will frequently be regarded as material are: financial results or expectations, including sales, earnings or losses; other information regarding financial position, performance or liquidity; material developments relating to our expansion or contracts with franchisees; news of a pending or proposed merger, acquisition or tender offer; an important financing transaction; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant product developments; changes to our accounting practices; a restatement of financial statements; impending bankruptcy or financial liquidity problems; internal financial information which materially departs from what the market would expect; and the gain or loss of a major contract. Either positive or negative information may be material. We emphasize that this list is merely illustrative.
     Material, non-public information. Material, non-public information is material information which is not, or has not been made available to the public generally, whether through a press release, webcast, filing with the SEC or other medium designed to reach the investing public. For “non-public” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, such as disclosure by filing a report with the SEC or disclosure by release to a national business and financial wire service (such as Dow Jones or Reuters) or a national newspaper (such as The Wall Street Journal). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, does not necessarily constitute the required public disclosure. Further, sufficient time must pass for the information to become available in the market. (See “When Information is Public”, below.)
     Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.
     Transactions by Family Members. These restrictions also apply to your family members and others living in your household. Employees are responsible for the compliance with this policy by members of their family and their personal household.
     Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, you must not pass the information on to others. Tipping results in liability for the insider who communicated such information, even if such insider does not actually trade himself or herself, and for the person who received the information if the person has reason to know that it was an improper disclosure and acts on such information or passes it on to others who may act on it. The above penalties apply, whether or not you derive any benefit from another person’s actions.
     When Information is Public. As you can appreciate, it is also improper for any member of the Board of Directors or Senior Management or any other employee to enter into a trade immediately after Panera Bread has made a public announcement of material information, including earnings releases. Because Panera Bread’s shareholders and the investing public should be afforded time to receive this information and to act upon it, as a general rule, you should not engage in any transactions until the second business day after the information has been released. Thus, if an announcement is made on a Monday, Wednesday generally would be the first day on which you should trade. If an announcement is made on a Friday, Tuesday generally would be the first day on which you should trade. However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time for the information to be absorbed by investors. In such circumstances, you should consult with the Chief Legal Officer or Chief Financial Officer of the Company, regarding a suitable waiting period before trading. Remember, if you are in possession or aware of material non-public information that was not part of the information released, you may not engage in transactions based on the material non-public information.
     Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you should immediately advise the Chief Legal Officer or Chief Financial Officer. You should also take steps, where appropriate, to prevent persons under your control from using inside information for trading purposes.
     Confidentiality. Serious problems could be caused for Panera Bread by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the securities of Panera Bread. Generally, securities regulations provide that when a company (such as our Company) discloses material, non-public information, it must provide broad, non-exclusionary public access to the information. Violations of these regulations can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. Company personnel must maintain non-public information about the Company in strict confidence and not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. Similarly, you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (i.e. restaurants, airplanes and elevators, etc.).
     This prohibition applies specifically (but not exclusively) to inquiries about Panera Bread that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to one of the designated officers listed under “Contacts” at the end of this policy.
     Trading. Trading includes buying and selling, as well as writing options. Transactions which do not result in a change in beneficial ownership are excluded from this policy.
     Options. Purchases of stock under an employee option (but not any related open market sales or surrender of shares) are excluded from the term “trading” for purposes of this policy, even if you are in possession or aware of material nonpublic information, if you use cash to pay the exercise price (i.e., no shares are tendered or withheld to pay the exercise price or taxes) and you hold and do not sell the securities acquired on exercise. A “cashless” exercise, in which a broker pays the exercise price, sells the shares acquired upon exercise, and then remits the net cash proceeds to you does constitute trading.

     Restricted Stock. Automatic withholding of restricted stock upon vesting to pay taxes in accordance with the terms of the grant does not constitute “trading” for purposes of this policy.
     Standing Orders. Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the trade. The broker could execute a trade when you are in possession or aware of material inside information.
     10b5-1 Plans. Rule 10b5-1 provides a defense from insider trading under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 plan” for trading in Company stock. If the plan meets the requirements of Rule 10b5-1, the Company stock may be purchased or sold without regard to certain insider trading restrictions. To comply with the Company’s insider trading policy, a 10b5-1 plan must be approved by the Chief Legal Officer and meet the requirements of Rule 10b5-1 and other legal requirements.
     Employee Stock Purchase Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic payroll contributions to the plan under an election you made at the time of enrollment in the plan. The trading restrictions do apply to your election to participate in the plan and to your sales of Company stock purchased under the plan.
     401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contributions of money to the plan pursuant to your existing payroll deductions. The trading restrictions do apply, however, to elections you make under the plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
     Gifts. A bona fide gift may be considered a sale of Company common stock for purposes of the insider trading rules. Gifts to relatives, friends or business associates who quickly sell may appear to circumvent the insider trading rules. As a result, Company policy prohibits gifts of Company stock to others while in possession or aware of material non-public information.
Additional Prohibited Transactions
     Because we believe it is improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the securities of Panera Bread or of our publicly owned customers or suppliers, it is the Company’s policy that all members of the Board of Directors and Senior Management and all other employees should not engage in any of the following activities:
1.	Trading in securities on a short-term basis. Any Company securities purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule is already intended to prevent those individuals and entities subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16

Reporting Persons”) from deriving a profit from any sale and purchase transactions in Company securities within six months of each other. We are simply applying this rule to all Company personnel. This rule does not apply to stock option exercises, except to the extent required by the SEC’s short-swing profit rule for directors and officers.

2.	Participation in the “Friends and Family” or “Directed Share” programs of our customers and suppliers who are public companies under which you would buy shares in their public stock offerings.

3.	Purchases of Company Stock on Margin. No Company personnel shall purchase the Company’s securities “on margin” — with money borrowed from a bank, brokerage firm or other person for the purpose of purchasing the securities.

4.	Short Sales. No Company personnel shall engage in selling the Company’s securities “short” — that is, the sale of securities that are not owned by the employee. (A person who sells “short” is betting that the price of the security is going down — he borrows the security, sells it, and expects to be able to return the securities by repurchasing them at a lower price in the future.) SEC rules already prevent officers and directors from making “short sales” or sales of securities that, if owned, will not be delivered for a period longer than 20 days after the sale. Again, we are simply expanding this rule to all Company personnel.

5.	Buying or Selling “Derivative Securities.” No Company personnel shall buy or sell puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities. For these purposes, a security will be considered a derivative of another security if its value is derived from the value of the other security.
Special Procedures Applying to All Members of the Board of Directors, Senior Management (as listed on page 2), and Accounting and Finance Staffs
     While it is never permissible to trade based on material non-public information, we are implementing the following procedures, to help prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where a member of Senior Management engages in a trade while unaware of a pending major development):
     Prohibited Periods for Trading. Members of the Board of Directors, Senior Management and members of the Accounting and Finance Staffs are prohibited from trading in any Company securities during the following periods: the periods commencing 21 days prior to the close of each of the first, second, third and fourth quarters and ending the second business day after the release of Panera Bread’s financial results for such quarter and, in the case of the fourth quarter, financial results for the year end. In addition, Panera Bread may from time to time require all members of the Board of Directors, Senior Management, and members of the Accounting and Finance Staffs as well, as all other employees, to refrain from trading during other specified periods when significant developments or announcements are anticipated. Even during periods when trading is permitted, no one may trade in the securities of Panera Bread if he or she possesses or is aware of material inside information.

     Pre-Clearance of All Trades. All trades in Company securities by members of the Board of Directors, Senior Management and members of the Accounting and Finance Staffs must be pre-cleared by the Chief Legal Officer or Chief Financial Officer, even if you are not in possession or aware of specific material non-public information. Again, no one may trade, even with authorization, if he or she is actually in possession or aware of material non-public information. If you contemplate a trade in the Company’s securities, you should contact the Chief Legal Officer or Chief Financial Officer in advance. Pre-clearance advice generally is good for two days, unless you come into contact with material inside information during that time.
Administration of Policy
     The Company reserves the right to amend and interpret the policy from time to time. Any person who has any questions about specific transactions or this Policy Statement in general may obtain additional guidance from the Chief Legal Officer or Chief Financial Officer. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.
Contacts
If you have any questions regarding the policy, please do not hesitate to contact the Chief Legal Officer or Chief Financial Officer. If you receive any inquiries about Panera Bread from the media, investment analysts or others, please decline comment and refer the inquirer to any of the designated officers listed below:

Chief Executive Officer:	Ron Shaich	(314) 633-7100
Chief Administrative Officer:	Neal Yanofsky	(314) 633-7100
Chief Financial Officer:	Mark Hood	(314) 633-7100
Chief Legal Officer:	Pat Gray	(314) 633-7100

[Panera Bread Company Letterhead]
[Letter to Members of the Board of Directors, Senior Management and Employees regarding Certification]
RE: Certification of Panera Bread’s Policy Statement on Securities Trades by Company Personnel
Dear                                         :
     Enclosed is a copy of Panera Bread Company’s new Policy Statement covering securities trades by Company personnel. As you will see from the Statement, the consequences of an insider trading violation can be severe to both the individual involved and the Company.
     Please take a few minutes right now to read the enclosed Policy Statement and then sign and return the attached copy of this letter.

Sincerely,

Ronald M. Shaich
Certification
     The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, Panera Bread Company’s Policy Statement on Securities Trades By Company Personnel dated [___], a copy of which was distributed with this letter.

Signature:

Name:

(Please Print)

Department:

Date: